As filed with the Securities and Exchange Commission on September 15, 2011
Registration No. 333-174041

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  Amendment No. 4 to
Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK STERLING CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	6022	27-4107242
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1043 Morehead Street, Suite 201
Charlotte, North Carolina 28204
(704) 716-2134
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James C. Cherry
Chief Executive Officer
1043 Morehead Street, Suite 201
Charlotte, North Carolina 28204
(704) 716-2134
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
P. Christian Scheurer, Esq. Anne Team Kelly, Esq. McGuireWoods LLP 201 North Tryon Street Charlotte, North Carolina 28202 Phone: (704) 343-2000	Neil E. Grayson, Esq. Nikki Lee, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 Phone: (864) 250-2367

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                                   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)                        ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that  specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to Registration Statement on Form S-4 (File No. 333-174041), as amended (the “Registration Statement”), is being filed solely for the purpose of including revised legal opinions regarding tax matters of McGuireWoods LLP and Nelson Mullins Riley & Scarborough LLP, as Exhibits 8.1 and 8.2, respectively (and the related consents included therein, as Exhibits 23.1 and 23.2, respectively). This Amendment No. 4 does not relate to the contents of the preliminary prospectus that forms a part of the Registration Statement and, accordingly, that prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.         Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

In accordance with the NCBCA, Article 11 of Park Sterling’s Articles of Incorporation (Articles) provide for indemnification to the fullest extent permitted by the NCBCA of all persons Park Sterling has the power to indemnify under the NCBCA. Such indemnification is not exclusive of rights to indemnification under any bylaw, shareholder or disinterested directors’ vote or otherwise. In addition, Park Sterling’s bylaws provide that Park Sterling shall, under certain circumstances, indemnify its directors, officers, employees or agents for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees), in any proceeding arising out of their status or activities as directors, officers, employees or agents of Park Sterling, or as a director, officer, employee or agent of another corporation if serving at the request of Park Sterling, if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Park Sterling and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, except that any indemnification in connection with a proceeding by or in the right of Park Sterling is limited to reasonable expenses incurred in connection with the proceeding. The above standard of conduct is determined by the disinterested members of the Park Sterling board of directors or a committee thereof, or special legal counsel or the shareholders. Park Sterling’s bylaws further provide that Park Sterling will indemnify a director, officer, employee or agent of Park Sterling for reasonable expenses incurred by such person in connection with a proceeding to which such person is a party because he or she serves in such capacity, if such person is successful, on the merits or otherwise, in such proceeding. Pursuant to the bylaws and as authorized by statute, Park Sterling maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise. In addition, Park Sterling’s Articles prevent the recovery by Park Sterling or any of its shareholders of monetary damages against its directors to the fullest extent permitted by the NCBCA.

The foregoing is only a general summary of certain aspects of the NCBCA and Park Sterling’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article 11 of Park Sterling’s Articles and Article IX of Park Sterling’s bylaws.

Federal banking law, which is applicable to Park Sterling as a financial holding company and to Park Sterling Bank as an insured depository institution, limits the ability of Park Sterling and Park Sterling Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither Park Sterling nor Park Sterling Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of Park Sterling’s or Park Sterling Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, Park Sterling or Park Sterling Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect Park Sterling’s safety and soundness or the safety and soundness of Park Sterling Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse Park Sterling or Park Sterling Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

2.1
Agreement and Plan of Reorganization and Share Exchange dated October 22, 2010 by and between Park Sterling Bank and Park Sterling Corporation, incorporated by reference to Exhibit 2.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

2.2
Agreement and Plan of Merger dated March 30, 2010 by and between Community Capital Corporation and Park Sterling Corporation (included as Appendix A to this Proxy Statement/Prospectus forming a part of this registration statement)†

3.1		Articles of Incorporation of Park Sterling Corporation, incorporated by reference to Exhibit 3.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

3.2		Bylaws of Park Sterling Corporation, incorporated by reference to Exhibit 3.2 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

4.1		Specimen Stock Certificate of Park Sterling Corporation, incorporated by reference to Exhibit 4.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

5.1	++	Opinion of McGuireWoods LLP regarding the validity of the securities being registered

8.1	+	Opinion of McGuireWoods LLP regarding certain U.S. tax aspects of the merger

8.2	+	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. tax aspects of the merger

10.1
Underwriting Agreement dated August 12, 2010 between Park Sterling Bank and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters, incorporated by reference to Exhibit 1.1 of Park Sterling Bank’s Current Report on Form 8-K filed with the FDIC on August 18, 2010

10.2
Employment Agreement by and between James C. Cherry and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.3
Employment Agreement by and between Bryan F. Kennedy III and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.2 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.4
Employment Agreement by and between David L. Gaines and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.3 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.5
Employment Agreement by and between Nancy J. Foster and Park Sterling Bank dated November 12, 2010, incorporated by reference to exhibit 10.5 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.6
Employment Agreement by and between Stephen A. Arnall and Park Sterling Bank effective October 4, 2006, incorporated by reference to Exhibit 10.2 of Park Sterling Bank’s Registration Statement on Form 10 filed with the FDIC on April 26, 2010*

10.7
Park Sterling Bank 2006 Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 10.4 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.8
Park Sterling Bank 2006 Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 10.5 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.9
Park Sterling Bank 2010 Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 4.3 of Park Sterling’s Registration Statement on Form S-8 (Registration No. 333-172016) filed February 2, 2011*

10.10
Park Sterling Bank 2010 Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 4.4 of Park Sterling’s Registration Statement on Form S-8 (Registration No. 333-172016) filed February 2, 2011*

10.11
Park Sterling Corporation Long-Term Incentive Plan and related form of award, incorporated by reference to Exhibit 10.8 of the Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.12
Form of Non-Employee Director Nonqualified Stock Option Award pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.12 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.13
Form of Employee Restricted Stock Award Agreement pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.13 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.14
Form of Non-Employee Director Restricted Stock Award Agreement pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.14 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

21.1		Subsidiaries of Park Sterling Corporation, incorporated by reference to Exhibit 21.1 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011

23.1	+	Consent of McGuireWoods LLP (included in Exhibits 5.1 and 8.1)

23.2	+	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2)

23.3	++	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm of Park Sterling

23.4	++	Consent of Elliott Davis, LLC, independent registered public accounting firm of Community Capital

23.5	++	Consent of Howe Barnes Hoefer & Arnett, Inc.

24.1	++	Power of Attorney

99.1	++	Preliminary form of Community Capital Proxy Card

99.2	++	Consent of Patricia C. Hartung

101	# ++	Interactive data files pursuant to Rule 405 of Regulation S-T: (i) Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010; (ii) Condensed Consolidated Statements of Income (Loss) for the three and six months ended June 30, 2011 and 2010; (iii) Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2011 and 2010; (iv) Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010; (v) Notes to Condensed Consolidated Financial Statements; (vi) Consolidated Balance Sheets as of December 31, 2010 and 2009; (vii) Consolidated Statements of Income (Loss) for the years ended December 31, 2010, 2009 and 2008; (viii) Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2010, 2009 and 2008; (ix) Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008; and (x) Notes to Consolidated Financial Statements.

†
The schedules (and similar attachments) in the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules (and similar attachments) is contained in the merger agreement. Park Sterling agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the SEC upon request.

+	Filed herewith.
++	Previously filed.
*	Management contract or compensatory plan or arrangement.
#	The information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

Item 22.              Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, before any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5)           That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)           To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on September 15, 2011.

PARK STERLING CORPORATION

By:	/s/ DAVID L. GAINES
David L. Gaines Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

* James C. Cherry Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2011

/S/ DAVID L. GAINES David L. Gaines Chief Financial Officer (Principal Financial Officer)	September 15, 2011

* Susan D. Sabo Chief Accounting Officer (Principal Accounting Officer)	September 15, 2011

Walter C. Ayers Director

* Leslie M. Baker Jr. Chairman of the Board	September 15, 2011

* Larry W. Carroll Director	September 15, 2011

* Jean E. Davis Director	September 15, 2011

* Thomas B. Henson Director	September 15, 2011

Jeffrey S. Kane Director

*By:	/s/ DAVID L. GAINES David L. Gaines Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1
Agreement and Plan of Reorganization and Share Exchange dated October 22, 2010 by and between Park Sterling Bank and Park Sterling Corporation, incorporated by reference to Exhibit 2.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

2.2
Agreement and Plan of Merger dated March 30, 2010 by and between Community Capital Corporation and Park Sterling Corporation (included as Appendix A to this Proxy Statement/Prospectus forming a part of this registration statement)†

3.1		Articles of Incorporation of Park Sterling Corporation, incorporated by reference to Exhibit 3.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

3.2		Bylaws of Park Sterling Corporation, incorporated by reference to Exhibit 3.2 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

4.1		Specimen Stock Certificate of Park Sterling Corporation, incorporated by reference to Exhibit 4.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

5.1	++	Opinion of McGuireWoods LLP regarding the validity of the securities being registered

8.1	+	Opinion of McGuireWoods LLP regarding certain U.S. tax aspects of the merger

8.2	+	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. tax aspects of the merger

10.1
Underwriting Agreement dated August 12, 2010 between Park Sterling Bank and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters, incorporated by reference to Exhibit 1.1 of Park Sterling Bank’s Current Report on Form 8-K filed with the FDIC on August 18, 2010

10.2
Employment Agreement by and between James C. Cherry and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.1 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.3
Employment Agreement by and between Bryan F. Kennedy III and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.2 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.4
Employment Agreement by and between David L. Gaines and Park Sterling Bank effective August 18, 2010, incorporated by reference to Exhibit 10.3 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.5
Employment Agreement by and between Nancy J. Foster and Park Sterling Bank dated November 12, 2010, incorporated by reference to exhibit 10.5 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.6
Employment Agreement by and between Stephen A. Arnall and Park Sterling Bank effective October 4, 2006, incorporated by reference to Exhibit 10.2 of Park Sterling Bank’s Registration Statement on Form 10 filed with the FDIC on April 26, 2010*

10.7
Park Sterling Bank 2006 Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 10.4 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.8
Park Sterling Bank 2006 Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 10.5 of Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.9
Park Sterling Bank 2010 Employee Stock Option Plan and related form of award agreement, incorporated by reference to Exhibit 4.3 of Park Sterling’s Registration Statement on Form S-8 (Registration No. 333-172016) filed February 2, 2011*

10.10
Park Sterling Bank 2010 Stock Option Plan for Directors and related form of award agreement, incorporated by reference to Exhibit 4.4 of Park Sterling’s Registration Statement on Form S-8 (Registration No. 333-172016) filed February 2, 2011*

10.11
Park Sterling Corporation Long-Term Incentive Plan and related form of award, incorporated by reference to Exhibit 10.8 of the Park Sterling’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011*

10.12
Form of Non-Employee Director Nonqualified Stock Option Award pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.12 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.13
Form of Employee Restricted Stock Award Agreement pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.13 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

10.14
Form of Non-Employee Director Restricted Stock Award Agreement pursuant to the Park Sterling Corporation Long-Term Incentive Plan, incorporated by reference to Exhibit 10.14 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011*

21.1		Subsidiaries of Park Sterling Corporation, incorporated by reference to Exhibit 21.1 of Park Sterling’s Annual Report on Form 10-K (File No. 001-35032) filed March 31, 2011

23.1	+	Consent of McGuireWoods LLP (included in Exhibits 5.1 and 8.1)

23.2	+	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2)

23.3	++	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm of Park Sterling

23.4	++	Consent of Elliott Davis, LLC, independent registered public accounting firm of Community Capital

23.5	++	Consent of Howe Barnes Hoefer & Arnett, Inc.

24.1	++	Power of Attorney

99.1	++	Preliminary form of Community Capital Proxy Card

99.2	++	Consent of Patricia C. Hartung

101	# ++	Interactive data files pursuant to Rule 405 of Regulation S-T: (i) Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010; (ii) Condensed Consolidated Statements of Income (Loss) for the three and six months ended June 30, 2011 and 2010; (iii) Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2011 and 2010; (iv) Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010; (v) Notes to Condensed Consolidated Financial Statements; (vi) Consolidated Balance Sheets as of December 31, 2010 and 2009; (vii) Consolidated Statements of Income (Loss) for the years ended December 31, 2010, 2009 and 2008; (viii) Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2010, 2009 and 2008; (ix) Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008; and (x) Notes to Consolidated Financial Statements.

†
The schedules (and similar attachments) in the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules (and similar attachments) is contained in the merger agreement. Park Sterling agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the SEC upon request.

+	Filed herewith.
++	Previously filed.
*	Management contract or compensatory plan or arrangement.
#	The information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.